OMNIBUS AGREEMENT

OMNIBUS AGREEMENT dated July __, 1999 by and among LatinEyes.COM, INC., a Delaware corporation (the "Company"), HERNANDO BAHAMON, an individual having an address at 8115 N. W. 29th Avenue, Miami, Florida 33122 ("Hernando"), the persons who are signing this Agreement as "Investors" (the "Investors"), and certain other parties who are signing this Agreement.

For good and valuable consideration, the parties hereto hereby agree as follows:

1.   Hernando represents and warrants that:

     (a) There are outstanding 750 shares of common stock of the Company which are owned 490 shares by Hernando, 150 shares by Felipe Santos ("Felipe"), 75 shares by Enrique Bahamon ("Enrique") and 35 shares by Jack Powers ("Jack").

     (b) There are no other outstanding shares of capital stock or options of the Company, or other agreements or understandings (whether or not binding) whereby the Company or any shareholder is or may in any circumstances become obligated to issue or transfer any shares or any interest therein, nor has any claim been made by any person or entity for any such shares or interest.

2. Purchase of Shares, Etc. The Investors hereby purchase from the Company, for $500,000, 250 shares of common stock (the "Shares"). The purchase price is payable in cash concurrently herewith.

3.   Option.

     (a) The Company hereby grants to the Investors the option (the "Option") to purchase 500 additional shares of common stock for $500,000 at any time before December 31, 1999. The option shall expire earlier if it is not exercised within seven days after the Company gives to the Investors notice that the Company has exhausted its funds and requires additional funds in its operations.

     (b) Concurrently herewith, the Company has deposited a certificate for 500 shares in escrow with David Abrams to ensure the availability of the certificate on exercise of the Option.

4. Allocation of Shares and Option. The Shares and the Option will be allocated among the Investors in accordance with the percentages set forth opposite their signatures below.

5.   Board of Directors.

     (a) Until December 31, 2001, the Board shall consist of three directors, of whom two persons shall be designated by Hernando and one person (the "Investor Designee") shall be designated by the Investors. The initial Investor Designee is Connie Lerner.

     (b) Until December 31, 2001, the Company shall not issue any shares of capital stock without the prior written approval of the Investor Designee. If the Option expires without having been exercised, the Company shall have the right to issue additional shares of capital stock without the prior approval of the investor designee.

     (c) Until July 1, 2000, the Company shall not without the prior written approval of the Investor Designee make any expenditure in excess of $10,000, or incur any obligation or commitment in excess of $10,000.

     (d) Until July 1, 2000, the Company shall employ Hernando as CEO at a salary of $15,000 per month . Hernando agrees to be employed on a substantially full-time basis. Enrique shall be employed as CFO at a salary of $6,000 per month. It is understood and agreed that Enrique is not employed on a substantially full-time basis.

     (e) Each of Hernando, Enrique and Felipe hereby assigns to the Company all of his present and future ownership and other rights into any patent, patent application, copyright and any other intellectual property whatsoever which in any way relates to the development, establishment, maintenance and operation of a Latin America internet portal (the "Business"). A business activity which does not relate to a Latin America internet portal shall not be included in the term "Business."

     (f) None of Hernando, Enrique and Felipe shall in any way directly or indirectly compete with any aspect of the Business so long as he is a shareholder of the Company and for two years thereafter. The foregoing provision does not prohibit:

          (i) the continued ownership by each of Hernando and Felipe of not more than 15% of the stock of Red Colombia (a maximum of 30% for both together) or the provision of insubstantial and minor consulting services to such corporation or service on the board of directors of such corporation, so long as such person does not actively engage in the management or control of such corporation and so long as such consulting services shall immediately terminate should such corporation at any time engage in any aspect of the Business (as defined above), or

          (ii) the ownership and operation by Enrique of Latamnet Corp., so long as such corporation acts exclusively as an Internet Service Provider.

          (g) Each of Hernando, Enrique and Felipe shall maintain the confidentiality of the Corporation's confidential information so long as he is a shareholder of the Company and for two years thereafter. The two-year limit in the preceding sentence does not afford to any such person the right or license at any time during or after such two-year period to use any intellectual property or other asset or property of the Company.

6. It is the goal of the Company to use the $1,000,000 in funds paid by the Investors for the Shares and which may be paid by them on exercise of the Option, to fund all operations through approximately the September of 1999 and the launching of the Company's Bogota site. The Company anticipates that it will raise an additional $1,000,000 by selling additional shares to third parties to launch a Miami site and to fund further operations. Should the Company issue additional funds in any financing, the new shares will dilute prior shareholders on a pro rata basis.

7. Counsel. David Abrams has served as counsel to all parties other than the Investors on all matters relating hereto. Oscar Folger has served as counsel only to the Investors.

8.   Miscellaneous

     (a) This Agreement sets forth in full all of understandings of the parties. This Agreement shall be enforceable by decrees of specific performance without posting bond or other security, as well as by other available remedies.

     (b) This Agreement was signed in New York City and the federal and state courts sitting in New York City shall have exclusive jurisdiction hereof, and service of process shall be effective for all purposes when mailed to a party be certified mail, return receipt requested. TRIAL BY JURY IS WAIVED.

     (c) This Agreement may be signed in one or more counterparts each of which shall constitute an original.

     IN WITNESS WHEREOF, the parties have signed this Agreement as of the date set forth above.

LATINEYES.COM, INC.

By _______________


__________________
Hernando Bahamon

__________________
Enrique Bahamon

__________________
Felipe Santos



Investors:

Name                                                     Percentage
Laura Hberfeld                                              32.5%
Naomi Bodner                                                32.5%
Connie Lerner                                               32.5%
Rita Folger                                                  2.5%


I confirm that I hold 500 shares in escrow pursuant to this Agreement. I will release these shares to the Investors on exercise of the Option


_________________________
David Abrams